Exhibit 99.1

Garmin reports strong growth resulting in record third quarter revenue and operating income; raises guidance

Schaffhausen, Switzerland / October 30, 2019/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the third quarter ended September 28, 2019.

Highlights for the third quarter 2019 include:

●	Revenue of $934 million, a 15% increase over the prior year quarter, with aviation, fitness, outdoor and marine collectively increasing 24% over the prior year quarter

●	Gross margin of 60.7% compared to 59.4% in the prior year quarter

●	Operating margin of 28.0% compared to 24.2% in the prior year quarter

●	Operating income of $261 million, increasing 33% over the prior year quarter

●	GAAP diluted EPS was $1.19 and pro forma diluted EPS(1) was $1.27, increasing 27% over the prior year quarter

●	Launched a sweeping update to our consumer wearables including the vÍvoactive® 4 series, the vÍvomove® 3 series, and the all-new VenuTM smartwatch

●	Launched the fēnix®6 series of adventure smartwatches which includes our first wearable featuring solar technology

●	Named Manufacturer of the Year by the National Marine Electronics Association for the fifth consecutive year

●	Since its launch in 2011, Garmin inReach® has provided remote communication and rescue facilitation in over 4,000 SOS incidents, demonstrating the crucial importance of satellite based two-way messaging wherever our customers need assistance

●	Unveiled the Autoland system for general aviation, designed to safely land the aircraft in the event of an emergency

(in thousands, except per share data)	13-Weeks Ended			39-Weeks Ended
	September 28,	September 29,	Yr over Yr	September 28,	September 29,	Yr over Yr
	2019	2018	Change	2019	2018	Change
Net sales	$934,383	$810,011	15%	$2,655,273	$2,415,336	10%
Aviation	187,574	146,427	28%	542,316	445,146	22%
Fitness	243,099	190,185	28%	675,007	581,315	16%
Outdoor	258,294	209,415	23%	622,748	555,314	12%
Marine	107,694	98,770	9%	393,070	346,908	13%
Auto	137,722	165,214	-17%	422,132	486,653	-13%
Gross margin %	60.7%	59.4%		60.1%	59.2%
Operating income %	28.0%	24.2%		25.2%	23.0%
GAAP diluted EPS	$1.19	$0.97	23%	$3.10	$2.66	17%
Pro forma diluted EPS(1)	$1.27	$1.00	27%	$3.16	$2.67	18%

(1)	See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We delivered another quarter of strong growth thanks to our lineup of great products in every market segment,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “We are well positioned for the remainder of 2019 and are raising our revenue and EPS guidance to reflect our strong performance.”

Aviation:

Revenue from the aviation segment grew 28% in the quarter driven by growth in both OEM and aftermarket categories.  Gross and operating margins were 74% and 35%, respectively, resulting in 30% operating income growth.  Our OEM business saw strength due to increased revenue from both new and existing aircraft platforms. Aftermarket systems, including ADS-B, also contributed to our positive results as we began shipping the Citation Excel/XLS G5000® retrofit integrated cockpit system. During the quarter, the Cessna Citation Longitude, featuring our G5000 integrated flight deck, received final certification. Also during the quarter, the G1000H® NXi integrated flight deck was certified in the Bell 407GXi helicopter, representing the first IFR certification for the G1000H NXi system.

Fitness:

Revenue from the fitness segment grew 28% in the quarter driven by strength in wearables and contributions from Tacx. Gross and operating margins were 52% and 20%, respectively. At IFA, Europe’s leading consumer electronics trade show, we announced a sweeping update to our line of consumer wearable products including new versions of the vÍvoactive series in two sizes, the vÍvomove 3 hybrid smartwatch series, and the all new Venu smartwatch featuring a brilliant AMOLED color touchscreen display and long battery life.

Outdoor:

Revenue from the outdoor segment grew 23% in the quarter with growth in multiple product categories, led by strong performance in the adventure watch category. Gross and operating margins improved to 66% and 41%, respectively, resulting in strong operating income growth. At the recent Ultra-Trail du Mont-Blanc running event, we launched the fēnix 6 adventure watch series with larger displays, innovative performance features and Garmin’s exclusive solar harvesting technology. We also announced the addition of the MARQTM Commander to our collection of luxury tool watches.

Marine:

Revenue from the marine segment grew 9% in the quarter with growth across multiple product categories, led by strong performance in chartplotters. Gross and operating margins improved to 60% and 19%, respectively, resulting in strong operating income growth. During the quarter, we were named the exclusive marine electronics provider by both Regulator Marine and Sea Hunt, solidifying our leadership in the premier center console boat market. Garmin was also named Manufacturer of the Year by the National Marine Electronics Association for the fifth consecutive year, reflecting the strength of our innovative products and market position.

Auto:

The auto segment declined 17% in the quarter driven primarily by declines in our OEM business and the ongoing PND market contraction. Gross and operating margins improved to 48% and 15%, respectively, resulting in 39% operating income growth. During the quarter, we started shipping the Garmin OverlanderTM, an all-terrain GPS navigator specifically designed to fit the needs of the growing overlanding community.

Additional Financial Information:

Total operating expenses in the quarter were $306 million, a 7% increase from the prior year. Research and development expenses increased 7%, primarily due to engineering personnel costs. Selling, general and administrative expenses increased 9% driven primarily by personnel related expenses and incremental costs associated with acquisitions. Advertising increased 5%, driven by higher spend in the outdoor and fitness segments partially offset by lower expense in the auto segment.

The effective tax rate in the third quarter of 2019 was 11.6% compared to 8.5% in the prior year quarter. The increase in the effective tax rate is primarily due to lower income tax reserve releases than the prior year.

In the third quarter of 2019, we generated $158 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We ended the quarter with cash and marketable securities of approximately $2.5 billion.

2019 Guidance (2):

We have updated 2019 guidance to reflect our strong performance. We now anticipate revenue of approximately $3.65 billion driven by higher expectations for our aviation, fitness, and outdoor segments. Our outlook for the marine and auto segments is unchanged. We anticipate our full year pro forma EPS will be approximately $4.15 based on a gross margin of approximately 59.5%, operating margin of approximately 24.3% and a full year pro forma effective tax rate of approximately 16.0%.

2019 Guidance
	Updated	Prior
Revenue	~$3.65B	~$3.6B
Gross Margin	~59.5%	~59.5%
Operating Margin	~24.3%	~23.2%
Tax Rate	~16.0%	~16.5%
EPS	~$4.15	~$3.90

(2)	See attached discussion on Forward-looking Financial Measures

	2019 Revenue Growth Estimates
Segment	Updated	Prior
Aviation	20%	17%
Fitness	16%	13%
Marine	12%	12%
Outdoor	11%	10%
Auto	-15%	-15%

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 30, 2019 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 30, 2020 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates”, “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products to be introduced in 2019, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2018 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2018 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/form10K/

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, fenix, inReach, G5000, G1000, vÍvoactive, vÍvomove, and Tacx, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Garmin Overlander, MARQ and venu are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net sales	$934,383	$810,011	$2,655,273	$2,415,336

Cost of goods sold	366,925	329,264	1,060,752	984,783

Gross profit	567,458	480,747	1,594,521	1,430,553

Advertising expense	32,668	31,140	101,808	100,000
Selling, general and administrative expense	124,769	114,669	380,289	352,234
Research and development expense	148,561	138,979	443,361	422,649
Total operating expense	305,998	284,788	925,458	874,883

Operating income	261,460	195,959	669,063	555,670

Other income (expense):
Interest income	12,309	11,089	39,748	32,310
Foreign currency losses	(16,296)	(6,868)	(12,568)	(3,405)
Other income	294	1,147	3,567	6,800
Total other income (expense)	(3,693)	5,368	30,747	35,705

Income before income taxes	257,767	201,327	699,810	591,375

Income tax provision	29,901	17,113	108,115	87,445

Net income	$227,866	$184,214	$591,695	$503,930

Net income per share:
Basic	$1.20	$0.98	$3.12	$2.67
Diluted	$1.19	$0.97	$3.10	$2.66

Weighted average common shares outstanding:
Basic	190,102	188,799	189,853	188,554
Diluted	190,962	190,005	190,790	189,586

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share information)

	September 28,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$976,402	$1,201,732
Marketable securities	300,542	182,989
Accounts receivable, net	558,299	569,833
Inventories	749,825	561,840
Deferred costs	26,450	28,462
Prepaid expenses and other current assets	146,325	120,512
Total current assets	2,757,843	2,665,368

Property and equipment, net	710,591	663,527
Operating lease right-of-use assets	55,399	-

Restricted cash	1,036	73
Marketable securities	1,252,219	1,330,123
Deferred income taxes	158,963	176,959
Noncurrent deferred costs	25,156	29,473
Intangible assets, net	637,716	417,080
Other assets	156,182	100,255
Total assets	$5,755,105	$5,382,858

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$235,548	$204,985
Salaries and benefits payable	109,323	113,087
Accrued warranty costs	37,998	38,276
Accrued sales program costs	58,459	90,388
Deferred revenue	95,572	96,372
Accrued royalty costs	11,673	24,646
Accrued advertising expense	21,246	31,657
Other accrued expenses	87,333	69,777
Income taxes payable	60,728	51,642
Dividend payable	325,075	200,483
Total current liabilities	1,042,955	921,313

Deferred income taxes	113,225	92,944
Noncurrent income taxes	105,309	127,211
Noncurrent deferred revenue	69,600	76,566
Noncurrent operating lease liabilities	42,855	-
Other liabilities	267	1,850

Stockholders’ equity:

Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 190,103 shares outstanding at September 28, 2019 and 189,461 shares outstanding at December 29, 2018	17,979	17,979
Additional paid-in capital	1,841,696	1,823,638
Treasury stock	(368,187)	(397,692)
Retained earnings	2,868,816	2,710,619
Accumulated other comprehensive income	20,590	8,430
Total stockholders’ equity	4,380,894	4,162,974
Total liabilities and stockholders’ equity	$5,755,105	$5,382,858

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	September 28,	September 29,
	2019	2018
Operating activities:
Net income	$591,695	$503,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,503	47,902
Amortization	25,112	23,574
Gain on sale or disposal of property and equipment	(5)	(491)
Provision for doubtful accounts	933	1,265
Provision for obsolete and slow moving inventories	32,501	17,719
Unrealized foreign currency loss	14,653	4,158
Deferred income taxes	18,012	20,177
Stock compensation expense	47,553	42,094
Realized (gains) losses on marketable securities	(213)	481
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	14,311	111,955
Inventories	(210,622)	(69,139)
Other current and non-current assets	(86,538)	5,102
Accounts payable	27,523	32,601
Other current and non-current liabilities	(54,401)	(57,245)
Deferred revenue	(7,750)	(14,923)
Deferred costs	6,326	5,581
Income taxes payable	(7,423)	27,041
Net cash provided by operating activities	464,170	701,782

Investing activities:
Purchases of property and equipment	(91,469)	(122,846)
Proceeds from sale of property and equipment	370	1,296
Purchase of intangible assets	(1,862)	(2,982)
Purchase of marketable securities	(333,320)	(314,179)
Redemption of marketable securities	333,783	229,066
Acquisitions, net of cash acquired	(275,310)	(29,170)
Net cash used in investing activities	(367,808)	(238,815)

Financing activities:
Dividends	(308,905)	(296,149)
Proceeds from issuance of treasury stock related to equity awards	12,982	14,524
Purchase of treasury stock related to equity awards	(12,972)	(6,909)
Net cash used in financing activities	(308,895)	(288,534)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(11,834)	(9,650)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(224,367)	164,783
Cash, cash equivalents, and restricted cash at beginning of period	1,201,805	891,759
Cash, cash equivalents, and restricted cash at end of period	$977,438	$1,056,542

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit and Operating Income by Segment (Unaudited)

(in thousands)

	Reportable Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended September 28, 2019

Net sales	$258,294	$243,099	$107,694	$137,722	$187,574	$934,383
Gross profit	170,846	126,835	64,275	65,814	139,688	567,458
Operating income	105,051	49,831	20,008	20,857	65,713	261,460

13-Weeks Ended September 29, 2018

Net sales	$209,415	$190,185	$98,770	$165,214	$146,427	$810,011
Gross profit	136,671	103,441	58,508	70,925	111,202	480,747
Operating income	78,972	37,378	13,908	15,032	50,669	195,959

39-Weeks Ended September 28, 2019

Net sales	$622,748	$675,007	$393,070	$422,132	$542,316	$2,655,273
Gross profit	403,842	352,805	234,014	198,012	405,848	1,594,521
Operating income	218,340	118,369	88,212	53,978	190,164	669,063

39 -Weeks Ended September 29, 2018

Net sales	$555,314	$581,315	$346,908	$486,653	$445,146	$2,415,336
Gross profit	358,829	326,473	203,976	207,389	333,886	1,430,553
Operating income	194,711	123,299	54,806	31,113	151,741	555,670

In the first quarter of fiscal 2019, the methodology used to allocate certain selling, general, and administrative expenses to the segments was refined.  The Company’s composition of segments did not change. Prior year amounts are presented above as they were originally reported. For comparative purposes, we estimate segment operating income for the 13 weeks ended September 29, 2018 would have been approximately $4 million less for the aviation segment, approximately $2 million more for the marine segment, $2 million more for the outdoor segment, and not significantly different for the fitness and auto segments.  We estimate segment operating income for the 39 weeks ended September 29, 2018 would have been approximately $13 million less for the aviation segment, approximately $10 million more for the marine segment, $3 million more for the outdoor segment, and not significantly different for the fitness and auto segments.  Also, we estimate segment operating income for the 52 weeks ended December 29, 2018 would have been approximately $18 million less for the aviation segment, approximately $11 million more for the marine segment, approximately $7 million more for the outdoor segment, and not significantly different for the fitness and auto segments.

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 28,	September 29,	Yr over Yr	September 28,	September 29,	Yr over Yr
	2019	2018	Change	2019	2018	Change
Net sales	$934,383	$810,011	15%	$2,655,273	$2,415,336	10%
Americas	439,113	370,239	19%	1,289,409	1,153,330	12%
EMEA	344,010	307,087	12%	942,625	862,116	9%
APAC	151,260	132,685	14%	423,239	399,890	6%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors’ consistent comparison between periods. In the 39 weeks ended September 28, 2019 and September 29, 2018, there were no such discrete tax items identified. The net release of uncertain tax position reserves, amounting to approximately $23.3 million and $27.7 million in the 39 weeks ended September 28, 2019 and September 29, 2018, respectively, have not been identified as pro forma adjustments as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net income (GAAP)	$227,866	$184,214	$591,695	$503,930
Foreign currency gains / losses(1)	16,296	6,868	12,568	3,405
Tax effect of foreign currency gains / losses(2)	(1,890)	(584)	(1,942)	(503)
Net income (Pro Forma)	$242,272	$190,498	$602,321	$506,832

Net income per share (GAAP):
Basic	$1.20	$0.98	$3.12	$2.67
Diluted	$1.19	$0.97	$3.10	$2.66

Net income per share (Pro Forma):
Basic	$1.27	$1.01	$3.17	$2.69
Diluted	$1.27	$1.00	$3.16	$2.67

Weighted average common shares outstanding:
Basic	190,102	188,799	189,853	188,554
Diluted	190,962	190,005	190,790	189,586

(1)	The majority of the Company’s consolidated foreign currency gains and losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(2)	The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 11.6% and 15.4% for the third quarter and year-to-date ended September 28, 2019, respectively, and an effective tax rate of 8.5% and 14.8% for the quarter and year-to-date ended September 29, 2018, respectively.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net cash provided by operating activities	$188,952	$263,719	$464,170	$701,782
Less: purchases of property and equipment	(30,974)	(29,773)	(91,469)	(122,846)
Free Cash Flow	$157,978	$233,946	$372,702	$578,936

Forward-looking Financial Measures

The forward-looking financial measures in our 2019 guidance provided above do not consider the potential future net effect of certain discrete tax items, foreign currency exchange gains and losses, and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

Switzerland corporate tax reform was approved by public referendum in May 2019 and enacted in October 2019. Accordingly, the Company expects to record an income tax benefit of approximately $20 to $220 million in the fourth quarter of 2019 due to an increase in certain Switzerland deferred tax assets resulting from enactment of Switzerland federal and Schaffhausen cantonal tax reform. The Company is evaluating transitional measures in Switzerland tax law that may affect the overall increase in deferred tax assets. The income tax benefit from the increase is expected to be a pro forma adjustment in fiscal 2019 as it will not be reflective of income tax expense incurred as a result of current period earnings.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.06 per share for the 39-weeks ended September 28, 2019.

At this time, management is unable to determine whether or not other significant discrete tax items will occur in fiscal 2019 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.